CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled "New Afton 43-101 Independent Technical Report" dated April, 2007, as revised June, 2007 (the "Technical Report"), I, Monte Christie, do hereby certify that:

1.

I am employed as Manager of Geotechnical Engineering by:

Vector Engineering, Inc.
143E Spring Hill Drive
Grass Valley, California 95945

2.

I graduated in 1997 with a Masters of Science in Geotechnical Engineering.

3.

I am a registered Professional Engineer and Geotechnical Engineer in California.

4.

I have worked as a professional engineer continuously for more than 15 years since my graduation from undergraduate university.

5.

I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("Nl 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in Nl 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of Nl 43-101.

6.

I am responsible for certain contributions pertaining to tailings management and disposal to the tailings storage facility in the Technical Report.

7.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

8.

I am independent of New Gold Inc., applying all the tests in section 1.5 of NI 43-101.

9.

I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 15th day of April, 2009.

/s/ Monte Christie
Monte Christie, P.E., G.E